As filed with the Securities and Exchange Commission on March 23, 2022.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wallbox N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3790	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Wallbox N.V. 2021 Equity Incentive Plan

Wallbox N.V. 2021 Employee Share Purchase Plan

2018 Legacy Stock Option Program for Management

2020 Legacy Stock Option Program for Employees

2018 Legacy Stock Option Program for Founders

(Full Title of the Plans)

Wallbox USA Inc.

800 W. El Camino Real, Suite 180

Mountain View, CA 94040

Tel: +1 (888) 787-5780

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	José Antonio Sànchez Latham & Watkins LLP Plaza de la Independencia 6 Madrid 28001 Spain Tel: +34 91 791 5000	Michel van Agt Loyens & Loeff Parnassusweg 300 1081 LC Amsterdam The Netherlands Tel: +31 20 578 57 85

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☒ Non-accelerated filer	☐ Smaller reporting company

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Wallbox N.V. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 46,177,279 Class A ordinary shares, nominal value of €0.12 per share (the “Class A Shares”), issuable under the following employee benefit plans: (A) 27,374,203 Class A Shares pursuant to the Wallbox N.V. 2021 Equity Incentive Plan, (B) 9,923,047 Class A Shares pursuant to the Wallbox N.V. 2021 Employee Share Purchase Plan, (C) 7,253,823 Class A Shares pursuant to the 2018 Legacy Stock Option Program for Management, (D) 1,626,206 Class A Shares pursuant to the 2020 Legacy Stock Option Program for Employees and (E) 1,033,610 Class B Shares pursuant to the 2018 Legacy Stock Option Program for Founders. The number of Class A Shares initially available for issuance pursuant to the 2021 Equity Incentive Plan and the 2021 Employee Share Purchase Plan will be increased on January 1 of each calendar year beginning in 2022 and ending in 2031, by an amount equal to the lesser of (a) (1) in the case of the 2021 Equity Incentive Plan, 2.5% and (2) in the case of the 2021 Employee Share Purchase Plan, 1% of the shares of Class A Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by Wallbox’s board of directors. We are herein registering the additional number of Class A Shares expected to result from such increases in 2023 and 2024 pursuant to the 2021 Equity Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement (except with respect to the financial statements of Kensington Capital Acquisition Corp. II as of January 8, 2021, March 31, 2021 and June 30, 2021, for the period from January 4, 2021 (inception) through January 8, 2021, for the period from January 4, 2021 (inception) through March 31, 2021 and for the period from January 4, 2021 (inception) through June 30, 2021 and the report of Marcum LLP dated January 20, 2021):

(a) the Registrant’s prospectus dated November 12, 2021 filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-1 originally filed with the Commission on November 1, 2021 (Commission File No. 333-260652), which contains audited consolidated financial statements of Wall Box Chargers S.L. (the predecessor to Wallbox N.V.) for our latest fiscal year for which such statements have been filed; and

(b) the Registrant’s description of its Class A Shares contained in its Registration Statement on Form 8-A (Commission File No. 001-40865), filed with the Commission on September 30, 2021, as updated by any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and Reports of Foreign Private Issuer on Form 6-K to the extent designated therein, furnished by us to the Commission, on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the Registrant or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a public company with limited liability incorporated under the laws of the Netherlands (naamloze vennootschap).

The Registrant’s Articles of Association provide for certain indemnification rights for its (former) directors, and the Registrant may enter into indemnification agreements with each of its directors and other executive officers (each an “indemnified officer”) providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Dutch law or any other applicable laws.

Pursuant to the Registrant’s Articles of Association, the Registrant shall indemnify each current or former director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that indemnified officer’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)

liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that indemnified officer, excluding any reputational damages and (other) immaterial damages; and

(c)

payments by that indemnified officer and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Registrant (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Reigstrant or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful (AoA Indemnification).

Any such AoA Indemnification shall be made only upon a determination by the Registrant’s Board that indemnification of the director is proper under the circumstances because he had met the applicable standard of conduct set forth in the AoA Indemnification.

Indemnified amounts referred to above under (a) until (c) inclusive may be paid by the Registrant in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that director, upon a resolution of the Registrant’s Board with respect to the specific case.

A director, current or former, shall not be entitled to any indemnification as mentioned in the Registrant’s articles of association, if and to the extent:

i.

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former indemnified officer can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

ii.	the costs or the decrease in assets of the current or former indemnified officer are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

iii.	the Registrant and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Registrant under the articles of association.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Registrant’s Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Registrant’s Articles of Association or other indemnification agreements.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1**	Deed of Incorporation of Wallbox B.V.

4.2**	Form of Deed of Amendment and Conversion (including Articles of Association) of Wallbox B.V.

4.3**	Warrant Assignment, Assumption and Amended & Restated Agreement dated October 1, 2021.

5.1*	Opinion of Loyens & Loeff regarding the (i) valid issue, (ii) paying up and (iii) non-assessability of the Wallbox N.V. Shares.

23.1*	Consent of Loyens & Loeff (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of BDO Bedrijfsrevisoren BV, independent registered public accounting firm.

24.1*	Power of Attorney (included on the Signature Page of this Registration Statement).

99.1**	Wallbox N.V. 2021 Equity Incentive Plan.

99.2**	Wallbox N.V. 2021 Employee Share Purchase Plan.

99.3*	2018 Legacy Stock Option Program for Management.

99.4*	2020 Legacy Stock Option Program for Employees.

99.5*	2018 Legacy Stock Option Program for Founders.

99.6*	Subrogation, Assignment and Plan Amendment Agreement dated September 29, 2021.

107*	Filing Fee Table.

*	Filed herewith.
**	Incorporated by reference to the corresponding exhibit to the registration statement on F-1 filed on November 1, 2021, as amended (Registration No. 333-260652)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 on the date hereof or after the date of this Registration Statement, and prior to the filing of a post-effective amendment that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Barcelona, Spain, on March 23, 2022.

Wallbox N.V.

By:	/s/ Enric Asunción Escorsa
Name:	Enric Asunción Escorsa
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Enric Asunción Escorsa, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on March 23, 2022.

Signature	Capacity	Date

/s/ Enric Asunción Escorsa	Chief Executive Officer, Executive Director	March 23, 2022
(Principal Executive Officer)

/s/ Jordi Lainz	Chief Financial Officer	March 23, 2022
(Principal Financial and Accounting Officer)

/s/ Beatriz González Ordóñez	Non-Executive Director	March 23, 2022

/s/ Francisco Riberas	Non-Executive Director	March 23, 2022

/s/ Diego Diaz Pilas	Non-Executive Director	March 23, 2022

/s/ Pol Soler	Non-Executive Director	March 23, 2022

/s/ Anders Pettersson	Non-Executive Director	March 23, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly authorized representative in the United States of Wallbox N.V., has signed this registration statement on the 23rd day of March, 2022.

Wallbox USA Inc.

By:	/s/ Douglas Alfaro
Name:	Douglas Alfaro
Title:	General Manager, North America